Contact:
Heather Beshears
Vice President, Corporate Communications
InPlay Technologies, Inc.
480-586-3357
Heather@InPlayTechnologies.com

InPlay Technologies Names Mark Sokolowski Chief Financial Officer

PHOENIX, Ariz. (Oct. 8, 2007) – InPlay Technologies (NASDAQ: NPLA), a developer of innovative human input devices for electronic products, announced that it has named Mark Sokolowski Chief Financial Officer, effective today. Sokolowski replaces William Rodes, who had been acting CFO.

“Mark brings tremendous experience in financial management and a deep understanding of the electronics industry. We are pleased to have him join our executive team.” said Steve Hanson, chairman and CEO, InPlay.

Sokolowski, 48, joins InPlay from ISOLA Group S.a.r.l., a privately held circuit board laminate manufacturer with over $700 million in revenue, where he was Corporate Treasurer. Prior, he was with ON Semiconductor where he held positions as Division Controller and Assistant Treasurer. From 1998 to 2002, Sokolowski held senior financial positions with Read-Rite Corp. including Corporate Treasurer / Director of Investor Relations and Senior Finance Director for Read-Rite Philippines. Sokolowski has also held finance and accounting positions with Maxtor Corporation, Major Diversities, Techno-Therm Corp. Pepsi-Cola Bottling Company, and H.H. Post Company. He began his career as an auditor at Yanari, Watson, Lyons, CPAs.

Sokolowski holds a bachelor of science in accounting from Central Michigan University. He is Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Arizona Society of Certified Public Accountants.

About InPlay Technologies
InPlay Technologies is a developer of innovative human input devices for electronic products.  The company's FinePoint division offers the only digital-based pen-input solution for the rapidly growing mobile computing market. With InPlay’s digital technology, OEMs have an almost limitless roadmap for development of new features and functions for their product designs. The Company’s Duraswitch® brand of electronic switch technologies couples the friendly tactile feedback of mechanical pushbuttons and rotary dials with the highly reliable, thin profile of membrane switches enabling OEMs to create ergonomic, space saving input panels for a wide range of applications. Visit www.inplaytechnologies.com for more information.

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